GARY A. ZIPKIN
LOUIS R. VEERMAN
JAMES D. LINXWILER
JAMES D. DEWITT
GEORGE R. LYLE
MICHAEL S. MCLAUGHLIN
AISHA TINKER BRAY
GREGORY G. SILVEY
MATTHEW COOPER
CHRISTINA RANKIN
JOSH VAN GORKOM

LAW OFFICES OF
Guess&Rudd P.C.

100 CUSHMAN STREET, SUITE 500
FAIRBANKS, ALASKA 99701-4659
TELEPHONE (907) 452-8986
FACSIMILE (907) 452-7015
www.guessrudd.com

W. EUGENE GUESS 1932-1975
JOSEPH RUDD 1933-1978
FRANCIS E. SMITH, JR. 1941-1991

OFFICES IN
ANCHORAGE & FAIRBANKS

OF COUNSEL
MARGARET S. JONES
ROBYN LINXWILER

June 2, 2011

Goldrich Mining Company
Attn: William V. Schara
President and Chief Executive Officer
2607 Southeast Blvd., Suite B211
Spokane, Washington 99223

Re: Goldrich Mining Company
Our File No. 5951.4

Dear Ladies and Gentlemen:

We are acting as counsel to Goldrich Mining Company (the "Company") for Alaska legal matters in connection with Pre-Effective Amendment No. 2 on Form S-1/A filed by the Company with the Securities and Exchange Commission ("SEC") on or about June 2, 2011 ("Amendment No. 2") under the Securities Act of 1933, as amended (the "Act"), which amends that certain Registration Statement on Form S-1 (No. 333-171550) filed with the SEC on January 4, 2011 ("Registration Statement"), which Registration Statement was previously amended on April 18, 2011 ("Amendment No. 1"). Amendment No. 2 is being submitted to increase the number of shares being registered by 3,911,591 shares to 19,150,000 shares of common stock due to 3,911,591 shares issued on May 27, 2011. The Registration Statement as amended by Amendment No. 1 and Amendment No. 2 registers 19,150,000 shares of the Company's common stock, $0.10 par value per share, including: 13,580,770 shares of common stock held by Selling Security Holders (as that term is defined in the Registration Statement, Amendment No. 1 and Amendment No. 2) and 139,945 shares of common stock issued for commissions due to selling agent (the common stock issued to Selling Security Holders and selling agent is collectively referred to as the "Shares"); 659,663 shares of common stock acquirable upon exercise of Class F Warrants at $0.55 per share until December 30, 2012; 599,772 shares of common stock acquirable upon exercise of Class F-2 Warrants at $0.22 per share until December 30, 2012; and, 4,169,850 shares of common stock acquirable upon exercise of Class G Warrants at $0.36 per share until December 17, 2012 (the Class E Warrants, the Class F Warrants, the Class F-2 Warrants, and the Class G Warrants referred to above are collectively referred to as the "Warrants"). The Warrants and the Shares are collectively referred to as the "Securities".

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) Amendment No. 1, (iii) Amendment No. 2, (iv) a Certificate of Good Standing (or other evidence of good standing) issued by the Alaska Department of Commerce, Community and Economic Development, (v) the Company's Amended Articles of Incorporation, (vi)

the Company's currently-effective Bylaws, and (vii) minutes of the Corporation's Board of Directors and shareholders. We also have examined such other documents and satisfied ourselves as to such other matters as we have deemed necessary in order to render this opinion. As to various facts material to the opinions expressed below, we have relied upon certificates of public officials, representations and certifications from officers of the Company regarding the authenticity and completeness of Company documents provided to us by the Company, and representations contained in the documents referred to above. In particular, we are assuming that the Securities have been issued and delivered by the Company to the Selling Security Holders, and that the applicable consideration equal to or in excess of the par value of the Shares shall have been received by the Company for the Shares.

Based upon the foregoing and subject to the qualifications hereinafter expressed, we are of the opinion that the Securities referred to above are legally issued, fully paid, and non-assessable, and that when:

(a) with respect to the Warrants, the notice of exercise of the Warrants has been received by the Company in accordance with the terms of the Warrants; and

(b) with respect to the Warrants, the applicable exercise price, if any, for the Warrants has been received by the Company in accordance with the terms of the Warrants;

then, the common stock represented by the Warrants referred to above will have been legally issued, fully paid, and non-assessable.

The Company is an Alaska corporation. This opinion is limited to matters governed by the internal laws of the state of Alaska.

These opinions are given as of the date hereof, without any obligation to update these opinions or to advise the addressee hereof, or any other party, of any changes in circumstances or laws that may hereafter be brought to our attention or occur which may affect this opinion.

We hereby consent to the filing of this Opinion with the Amendment, and to the references to our firm under the headings "Legal Matters" in the Prospectus which forms part of Amendment No. 2.

Very truly yours,

Stress & Rudd P.C.